EXHIBIT 10.16

FIRST AMENDMENT

TO

BOSTON PROPERTIES, INC.

OFFICER SEVERANCE PLAN

A. The Boston Properties, Inc. Officer Severance Plan, as adopted as of July 30, 1998 (the “Plan”), is hereby amended by adding the following Section 16 at the end thereof:

“16. Section 409A. Notwithstanding anything to the contrary in the foregoing, if at the time of Covered Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), the Covered Employee is considered a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Covered Employee becomes entitled to under this Agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after the Covered Employee’s separation from service, or (ii) the Covered Employee’s death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the Date of Termination. On or before the Covered Employee’s Date of Termination, the Company shall make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.”

B. Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed on behalf of the Company by its duly authorized officer this 18th day of October, 2007.

BOSTON PROPERTIES, INC.

By:  /s/  Douglas T. Linde

        Name: Douglas T. Linde

        Title: President